    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 2000

                                                     REGISTRATION NO. 333-47842
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                 AMENDMENT NO. 1

                                        TO

                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                             NUR MACROPRINTERS LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             ----------------------

                   ISRAEL                                 NOT APPLICABLE
       (STATE OR OTHER JURISDICTION OF                   (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NO.)

                             ----------------------

                              5 DAVID NAVON STREET
                             MOSHAV MAGSHIMIM 56910
                                     ISRAEL
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                             ----------------------

                              CT CORPORATION SYSTEM
                                  1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (212) 246-5070
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                             RUBI FINKELSTEIN, ESQ.
                       ORRICK, HERRINGTON & SUTCLIFFE LLP
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103
                   (212) 506-5000 (PHONE) (212) 506-5151 (FAX)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|




    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS


                                    1,452,301

                             NUR MACROPRINTERS LTD.

                                 ORDINARY SHARES


                                -----------------

         The selling security holders identified in this prospectus are offering up to 1,452,301 of our ordinary shares. Our ordinary shares are traded on the Nasdaq National Market under the symbol "NURM." The last reported sale price for our ordinary shares on the Nasdaq National Market on December 20, 2000 was $10.0625 per share.

         We will not receive any proceeds from the sale of ordinary shares by the selling security holders. We are not offering any ordinary shares for sale under this prospectus. See "Selling Security Holders" beginning on page 13 for a list of the selling security holders. See "Plan of Distribution" beginning on page 16 for a description of how the ordinary shares can be sold.

                                -----------------

         INVESTING IN OUR ORDINARY SHARES INCLUDES RISKS. FOR MORE INFORMATION, PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                -----------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------


                The date of this prospectus is December 22, 2000

                                TABLE OF CONTENTS

                                                                            PAGE

Available Information..........................................................2
Incorporated Documents.........................................................3
The Company....................................................................4
Risk Factors...................................................................7
Special Note Regarding Forward-Looking Statements.............................12
Use of Proceeds...............................................................12
Selling Security Holders......................................................13
Plan of Distribution..........................................................16
Legal Matters.................................................................17
Experts.......................................................................17
SEC Position on Indemnification for Securities Act Liabilities................18

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The ordinary shares are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate after the date of such document.


                              AVAILABLE INFORMATION

         We are subject to the information reporting requirements of the Securities and Exchange Act of 1934 as a foreign private issuer as defined in Rule 3b-4 of the Exchange Act. In accordance with these reporting requirements, we will file reports and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511 and 7 World Trade Center, 13th Floor, New York, NY 10048, at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, such as ourselves, that file electronically with the Commission. The address of such web site is HTTP://WWW.SEC.GOV. You may also obtain information from the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, our ordinary shares are quoted on the Nasdaq National Market System, so our reports and other information can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.


         We intend to furnish our security holders with annual reports containing additional financial statements and a report thereon by independent certified public accountants prior to each of our annual meetings.

                             INCORPORATED DOCUMENTS

         The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the Commission. Information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by this prospectus.

         The following documents are incorporated herein by reference:

         (a) Our Annual Report on Form 20-F for the fiscal year ended December 31, 1999 as filed with the Commission on May 4, 2000;

         (b) Our Current Reports on Form 6-K and 6-K/A filed with the Commission on May 12, 2000, May 18, 2000, May 22, 2000, July 6, 2000, July 7, 2000, August 9, 2000, September 11, 2000,
                  October 12, 2000, October 23, 2000 and November 9, 2000; and

         (c) The description of our ordinary shares contained in the registration statements under the Exchange Act on Form 8-A as filed with the Commission on July 25, 1995 and September 15, 1995, and including any subsequent amendment or report filed for the purpose of updating such description.

         In addition, all documents we have filed or subsequently file under Sections 13(a), 13(c) and 15(d) of the Exchange Act, before the termination of this offering, are incorporated by reference.

         We will provide without charge to any person (including any beneficial owner) to whom this prospectus has been delivered, upon the oral or written request of such person a copy of any document incorporated by reference in the registration statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates), of which this prospectus forms a part. Such requests should be directed to Hilel Kremer, Chief Financial Officer, NUR Macroprinters Ltd., P.O. Box 8440, Moshav Magshimim 56910, Israel. Our telephone number at that location is 972-3-908-7676. Our corporate web site address is http:/www.nur.com. The information on our web site is not intended to be a part of this prospectus.

                                   THE COMPANY

INTRODUCTION

         NUR Macroprinters Ltd. is a leading supplier of wide and super wide format digital printing systems worldwide. We develop, manufacture, sell and service digital color printers for the printing of large images such as billboards, posters and banners. We also supply our customers with inks and solvents for use with our printers and print substrates for use with all brands of wide format digital printers.

         In July 2000, we acquired substantially all assets and specified liabilities of Salsa Digital, Ltd. and related entities, previously one of our competitors in the digital printing market. In 1999, 1998 and 1997, the business we acquired from Salsa Digital had revenues of $33 million, $25 million and $13 million, compared with our revenues during the same periods of $61 million, $36 million and $22 million.

         Our shares are listed on the Nasdaq National Market under the symbol NURM. There is no non-United States trading market for our shares.

OUR PRODUCTS

         Our printers allow customers to print large color images on demand, generally in substantially less time, with less labor and at a lower cost than traditional methods of printing.

         SUPER WIDE FORMAT PRINTERS

         Our NUR Blueboard(TM) printer is a second generation super wide format printer which we introduced in early 1997. The NUR Blueboard printer can print in variable widths from 0.9 to 5 meters (approximately 3 to 16.4 feet). The NUR Blueboard printer is based on our continuous ink-jet digital printing technology and is designed to improve quality and ease of use.

         In April 1998, we introduced a faster version of the NUR Blueboard printer, the NUR Blueboard 2(TM), in response to demand from our customers for increased productivity. In February 1999, we introduced the NUR Blueboard HiQ(TM) and in April 2000 we introduced the NUR Blueboard HiQ+(TM), which produce higher quality prints with higher resolution than the previous NUR Blueboard printers.

         Our NUR Salsa 5000(TM) can print on widths of up to 5 meters wide (approximately 16.4 feet). The NUR Salsa 5000 is based on piezo drop-on-demand technology with eight-color, 600 dpi printing capability. The NUR Salsa 5000(TM) is designed to deliver photo realistic prints especially suited for super wide print jobs that require up-close viewing, such as indoor event graphics.

         WIDE FORMAT PRINTERS

         In January 2000, we started selling the NUR Fresco(TM), a new printing system that is a digital complement to wide format screen printers in the market for short and medium-run jobs. The NUR Fresco is a high-quality digital production press, bringing a combination of speed and productivity to the wide format market. The NUR Fresco printer is based on our continuous drop-on-demand digital printing technology.

         Our NUR Salsa(TM) series includes a range of cost-effective wide format, photorealistic digital printers designed for short runs in widths from
1.5 to 3.2 meters (5 to 10 feet). The NUR Salsa series is based on piezo drop-on-demand technology and has eight-color, 600 dpi printing capability. With speeds up to 40 square meters (410 square feet) per hour for commercial output, the NUR Salsa series makes both one-offs and short-run jobs profitable. This series of printers uses low-cost consumables and prints on a wide selection of substrates, ensuring low operating costs.

         CONSUMABLES

         The ink we sell to our customers for use with our NUR Blueboard, NUR Fresco and NUR Salsa printers is resistant to water and ultraviolet rays and is well suited for indoor and outdoor use without lamination. The substrates we sell to our customers are also suitable for indoor and outdoor use and are made of vinyl, PVC and various textiles.

OUR CUSTOMERS

         We sell our printers and related products primarily to commercial printers, design and service firms, screen printers and outdoor media companies. Our customers use our products to print large images such as billboards, posters and banners; point of purchase, exhibition and trade show displays; and decorations and backdrops for construction scaffolding covers, showrooms, television and film studios, museums and exhibits. Our printers are installed in over 400 sites throughout Europe, North and South America, Africa and Asia.

OUR STRATEGY

         Our strategy is to:

         o strengthen our position as a world leader in the super wide format printing market by supplying the most productive and cost-effective super wide format digital printers and total digitally-based printing solutions for the out-of-home advertising market;

         o replace a significant portion of existing large format screen printers with our large format digital ink jet printers;

         o be our customers' vendor of choice for all of their ink and most of their substrate needs;

         o enable our customers to develop new ways to profit from our printing systems; and

         o provide our customers with highly responsive and capable support, service and supplies.

         Where you can obtain additional information:

                   Mailing Address                   Executive Office
                   ---------------                   ----------------
                    P.O. Box 8440                  5 David Navon Street
               Moshav Magshimim 56910             Moshav Magshimim 56910
                       Israel                             Israel

                Phone: 972-3-908-7676          Website: http://www.nur.com
                                                        ------------------

         The information on our web site is not intended to be a part of this prospectus.

                                  RISK FACTORS

         In this section we highlight some of the risks associated with our business and operations. Investing in our shares is very risky. You should be able to bear a complete loss of your investment. To understand the level of risk, you should carefully consider the following risk factors, as well as the other information found in this prospectus, when evaluating an investment in the ordinary shares.

         WE DEPEND ON A FEW KEY PRODUCTS IN A BUSINESS SUBJECT TO RAPID TECHNOLOGICAL CHANGE. We are highly dependent upon the sale of our principal products, the NUR Blueboard printers, the NUR Fresco printer and the NUR Salsa printers. Rapid changes in technology, customer preferences and evolving industry standards increasingly characterize the market for our printers. Our growth and future financial performance will depend upon our ability to update our current products and develop and market new products to keep pace with technological advances in the industry. During 1998, 1999, and the first six months of 2000, we invested approximately $5.0 million, $5.5 million, and $4.1 million, respectively, in research and development projects of which, in 1998, $1.95 million was related to the acquisition of technology that caused a one-time write-off assigned to research and development. For the same respective periods, Salsa Digital invested approximately $0.7 million, $1.8 million and $0.9 million. Our business could seriously suffer if we fail to anticipate or respond adequately to changes in technology and customer preferences, or if our products are delayed in their development or introduction. We cannot assure you that we will successfully develop any new products. If our competitors introduce new products the sales of our existing products and our financial results could be harmed.

         WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE AND INTEGRATE RECENTLY ACQUIRED ASSETS FROM SALSA DIGITAL, LTD., WHICH COULD INTERRUPT OUR BUSINESS OR HARM OUR FINANCIAL RESULTS. We acquired substantially all assets and related liabilities of Salsa Digital, Ltd. in July 2000. We could have difficulty in assimilating the acquired business or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our financial results.

         WE NEED MORE MONEY TO IMPLEMENT OUR PLANS FOR EXPANSION AND CURRENTLY HAVE NO COMMITMENTS FOR ADDITIONAL FINANCING. We believe our revenue from operations, capital resources and credit facilities will be enough to fund our business through December 2001 without continuing our planned expansion. We will need additional funds before July 2001 if we continue with our expansion plans. We plan to raise funds through public or private financing of debt or equity. If we are unable to do so, we will have to reduce or eliminate expenditures that could ultimately hurt our financial results, such as research and development or production and marketing of our products. The amount of money we will need depends on numerous factors, including the success of our marketing and customer service efforts, our research and development activities and the demand for our products and services. We currently have no commitments for additional financing. We cannot guarantee that additional financing will be available or that, if available, will be obtained on terms we find favorable.

         OUR NEW PRODUCT, THE NUR FRESCO, HAS NOT BEEN WIDELY ACCEPTED IN ITS INTENDED MARKET. In January 2000, we started selling the NUR Fresco, a digital printing system. The

NUR Fresco is designed for short and medium-run jobs in the wide format market. This market is currently dominated by traditional screen printers. Much of our success with the NUR Fresco depends upon our ability to sell the NUR Fresco as a replacement for traditional screen printers in this market. We may not be successful in our efforts.

         WE DEPEND ON SINGLE SUPPLIERS FOR INK AND INK-JETS PRINTHEADS USED WITH OUR PRINTERS. We currently purchase all of the ink and ink-jets used in our NUR Blueboard printers from one supplier, Imaje, a French manufacturer of ink-related products. We also purchase all of our ink-jet printheads used in the NUR Fresco and the NUR Salsa printers from single suppliers. We have been able to obtain adequate supplies of ink and ink-jets in the past, although our suppliers have occasionally delivered the supplies late. If these sole suppliers experience any problem that results in production delays, our sales to new customers and existing customers that rely on our ink and/or ink-jet components to operate their printers could be hurt. Because the success of our business depends on the sale of our printers, such a supply problem could have a severe effect on our financial results. Also, if Imaje reduces or changes the credit or payment terms it extends to us, our business could be harmed.

         WE RELY ON SUBCONTRACTORS TO HELP US MANUFACTURE OUR PRODUCTS. We employ a limited number of unaffiliated subcontractors to manufacture components for our printers. The assembly of our NUR Blueboard and NUR Fresco printers is currently conducted by a 50% owned subsidiary. Components for our NUR Salsa printers are also manufactured by a sole unaffiliated subcontractor. Our subcontractors have, in the past, been late in delivering components. We have, however, been able to obtain adequate supplies of the components and raw materials necessary to produce our printers and we have not had any serious problems with our subcontractors. Because we rely on subcontractors, we cannot be sure that we will be able to maintain an adequate supply of components. Moreover, we cannot be sure that any of the components we purchase will satisfy our quality standards and be delivered on time. Our business could suffer if we fail to maintain our relationships with our subcontractors or fail to develop alternative sources for our printer components. Also, as our business grows, we will need to purchase greater quantities of components on a timely basis, and any delay in supply could hurt our sales. We cannot guarantee that we will develop alternative sources of production for our products.

         THE MARKET FOR OUR PRINTERS AND OUR BUSINESS ARE VERY COMPETITIVE. The printing equipment industry is extremely competitive and many of our competitors have greater management, financial, technical, manufacturing, marketing, sales, distribution and other resources than we do. We compete against several companies that market digital printing systems based on electrostatic, drop-on-demand inkjet, airbrush and other technologies. Some of our principal competitors in this market include Vutek, Scitex 3M Image Graphics and Raster Graphics Inc. Our ability to compete depends on factors both within and outside of our control, including the performance and acceptance of our current printers and any products we develop in the future. We also face competition from existing conventional wide-format and super-wide format printing methods, including hand painting, screen printing and offset printing. Our competitors could develop new products, with existing or new technology, that could be more competitive in our market than our printers. We can not assure you that we can compete effectively with any such products.

         WE FACE STRONG COMPETITION IN THE MARKET FOR PRINTING SUPPLIES. We also compete with independent manufacturers in the market for printer supplies, in particular, the inks we supply. In 1998, 1999 and the first six months of 2000, ink sales accounted for 23.6%, 23.13% and 18.6 % of our total sales, respectively. We cannot guarantee that we will be able to remain the exclusive or even principal ink manufacturer for our printers. We recently entered the substrate business, which is also highly competitive and characterized by a large number of suppliers worldwide. We are developing substrates through subcontractors that we believe have a high added-value when used with our printers. We can not assure you that we will be able to compete effectively or achieve significant revenues in the substrate business.

         WE DEPEND ON EREZ SHACHAR, OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER SINCE 1997, AND OTHER KEY EMPLOYEES. Our success depends to a significant extent upon the contributions of key personnel and our senior executives, especially Erez Shachar, our President and Chief Executive Officer. Our business could seriously suffer if one or more of our key personnel or senior executives were to leave our company. In addition, we do not have, and do not contemplate getting, "key-man" life insurance for any of our key employees. Our future success will also depend in part on our continuing ability to retain our key personnel and senior executives and to attract other highly qualified employees. We cannot assure our continued success in attracting or retaining highly qualified personnel.

         WE RELY ON TRADE SECRETS, PATENTS AND PROPRIETARY RIGHTS. We rely on a combination of trade secrets, licenses, patents and non-disclosure and confidentiality agreements to establish and protect our proprietary rights in our products. We cannot guarantee that our existing patents or any future patents will not be challenged, invalidated, or circumvented, or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technology. We cannot be sure that we will receive further patent protection in Israel, the United States, or elsewhere, for existing or new products or applications. Even if we do secure further patent protection, we cannot guarantee it will be effective. Also, although we take precautionary measures to protect our trade secrets, we cannot guarantee that others will not acquire equivalent trade secrets or steal our exclusive technology. For example, in some countries, meaningful patent protection is not available. We are not aware of any infringement claims against us involving our proprietary rights. Third parties may assert infringement claims against us in the future, and the cost of responding to such assertions, regardless of their validity, could be significant. In addition, such claims could be found to be valid and result in large judgments against us. Even if such claims are not valid, the cost could be substantial to protect our patent rights.

         INTERNATIONAL REGULATORY REQUIREMENTS, POLITICAL INSTABILITY AND TARIFFS MAY HARM OUR BUSINESS. There are a number of risks inherent in international business activities, including unexpected changes in regulatory requirements, political instability, tariffs and other trade barriers, as well as the burdens of complying with different foreign laws. To date, fortunately, these risks have not materially affected our business or financial situation. We cannot predict, however, when exchange or price controls or other restrictions on the conversion of foreign currencies could impact our business.

         CURRENCY FLUCTUATIONS ARE A RISK WE FACE ON A DAILY BASIS. Because we generate revenues and expenses in various currencies, including the U.S. dollar, the NIS and certain

European currencies, our financial results are subject to the effects of fluctuations of currency exchange rates. Currency fluctuations could hurt our profitability. We do not hedge against fluctuations in currency exchange rates, but we may do so in the future.

         WE MAY BE SUBJECT TO ENVIRONMENTAL RELATED LIABILITIES DUE TO OUR USE OF HAZARDOUS MATERIALS SUCH AS METHYL ETHYL-KETONE SOLVENT. We mix the ink used in some of our printers with a methyl ethyl-ketone solvent. Methyl ethyl-ketone solvent is a hazardous substance and is subject to various government regulations relating to its transfer, handling, packaging, use, and disposal. We store the ink at warehouses in Europe, the United States and Israel, and a shipping company ships it at our direction. We face potential responsibility for problems that may arise when we ship the ink to customers. We believe that we are in material compliance with all applicable environmental laws and regulations. If we fail to comply with these laws or an accident involving our ink waste or methyl ethyl-ketone solvent occurs then our business and financial results could be harmed.

         WE RELY ON GOVERNMENT GRANTS, TAX BENEFITS AND OTHER FUNDING FROM THIRD PARTIES. We have been favorably affected by certain Israeli and Belgian Government programs and tax legislation principally related to research and development and sales and marketing grants and capital investment incentives. Our operations could be adversely affected if these programs or tax benefits are reduced or eliminated and not replaced with equivalent programs or benefits, or if our ability to participate in these programs were significantly reduced. We cannot assure you that such programs and tax legislation will continue in the future or that the available benefits will not be reduced or that we will continue to meet the conditions to benefit from such programs and legislation.

         WE MUST COMPLY WITH CONDITIONS TO RECEIVE GRANTS AND TAX BENEFITS. To receive grants and tax benefits under Israeli law, we must comply with a number of conditions. If we fail to comply with these conditions, the grants and tax benefits that we receive could be partially or fully canceled and we would be forced to refund the amount of the canceled benefits received, adjusted for inflation and interest. We believe that we have operated and will continue to operate in compliance with the required conditions, although we cannot be sure. We further believe that the likelihood is remote that we will be required to refund grants or tax benefits that we receive from the Israeli government, the Marketing Fund, and under our "Approved Enterprise" status.

         OUR OPERATING RESULTS TEND TO FLUCTUATE. Our revenues may vary significantly from quarter to quarter as a result of, among other factors, the timing of new product announcements and releases by our competitors and us. We do not typically have a material backlog of orders at the beginning of each quarter. We generally ship and record a significant portion of our revenues for orders placed within the same quarter, primarily in the last month of the quarter. We may not learn of shortfalls in sales until late in, or shortly after the end of, such fiscal period. As a result, our quarterly earnings may be subject to significant variations.


         POLITICAL INSTABILITY IN ISRAEL MAY DISRUPT OUR MOST IMPORTANT OPERATIONS AND OUR BUSINESS. Our most important facilities and operations and many of our subcontractors are located in the State of Israel. Political and military conditions in Israel directly affect our operations. A state of hostility has existed in Israel since it was established in 1948, varying in degree and intensity, between Israel and certain Arab countries. Although Israel has entered into agreements with some of these countries, the Palestine Liberation Organization and the Palestinian Authority, and the feuding parties have signed various declarations in hopes of resolving some of the hostilities, we cannot predict the future political situation in this volatile region. To date, Israel has not entered into a peace treaty with Lebanon or Syria, with whom Israel shares its northern borders, or with certain other Arab countries with whom a state of hostility exists. Any major hostilities involving Israel, the Palestinian Authority, or Arab countries in the Middle East could have a serious negative impact on our operations.


         IF OUR OFFICERS AND EMPLOYEES ON MILITARY RESERVE WITH THE ISRAELI MILITARY ARE CALLED FOR ACTIVE DUTY OUR OPERATIONS MAY BE DISRUPTED. Furthermore, all nonexempt male adult citizens of Israel, including some of our officers and employees, are obligated to perform military reserve duty and are subject to being called for active duty under emergency circumstances. We cannot predict the full impact of such conditions on us in the future, particularly if emergency circumstances occur. If many of our employees are called for active duty our operations in Israel may be slowed and our business may be harmed.

         WE ARE VULNERABLE TO THE UNSTEADY ECONOMIC CONDITIONS IN ISRAEL. High levels of inflation in Israel and devaluation of the NIS may harm our financial results. Although Israel has substantially reduced the rates of inflation and devaluation in recent years, they are still relatively high and we could experience losses due to inflation or devaluation. If inflation rates in Israel increase again and hurt Israel's economy as a whole, our operations and financial condition could be negatively impacted.

         WE DO NOT KNOW THE IMPACT OF RECENT POLICY CHANGES ON FOREIGN CURRENCY TRANSACTIONS. Israeli law limits foreign currency transactions and transactions between Israeli and non-Israeli residents. The Controller of Foreign Exchange at the Bank of Israel, through "general" and "special" permits, may regulate or waive these limitations. Until recently, transactions in foreign currency were strictly regulated. In May 1998, the Bank of Israel liberalized its foreign currency regulations by issuing a new "general permit" pursuant to which foreign currency transactions are generally permitted, although certain restrictions still apply. Restricted transactions include foreign currency transactions by institutional investors, including futures contracts by foreign residents for periods of more than one month, and investments outside of Israel by pension funds and insurers. Under the new general permit, all foreign currency transactions must be reported to the Bank of Israel. We cannot currently assess what impact, if any, this liberalization will have on us. We also cannot predict its impact on the value of the NIS compared to the dollar and the corresponding effect on our financial statements.

         YOU MAY HAVE DIFFICULTY ENFORCING U.S. JUDGMENTS AGAINST US IN ISRAEL. We are organized under the laws of Israel and our headquarters are in Israel. Most of our officers and directors reside outside of the United States. Therefore, you may not be able to enforce any judgment obtained in the U.S. against us or any of such persons. You may not be able to enforce civil actions under U.S. securities laws if you file a lawsuit in Israel. However, we have been advised by our Israeli counsel that subject to certain limitations, Israeli courts may enforce a final judgment of an U.S. court for liquidated amounts in civil matters after a hearing in Israel. If a foreign judgment is enforced by an Israeli court, it will be payable in Israeli currency.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, and the other reports we have filed from time to time with the Securities and Exchange Commission, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms like "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates," and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements.

         Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements throughout this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus, the materials incorporated by reference into this prospectus and our press releases.

         We cannot guarantee our future results, levels of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy and completeness of these statements.

         We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of ordinary shares by the selling security holders.

                            SELLING SECURITY HOLDERS

         Our ordinary shares to which this prospectus relates are being registered for resales by the selling security holders.

         The selling security holders may resell all, a portion or none of such ordinary shares from time to time. The table below sets forth with respect to each selling security holder, based upon information available to us as of September 11, 2000, the number of ordinary shares beneficially owned, the number of ordinary shares registered by this prospectus and the number and percent of outstanding ordinary shares that will be owned after the sale of the registered ordinary shares assuming the sale of all of the registered ordinary shares.


                                                                                                            SHARES BENEFICIALLY
                                                          SHARES BENEFICIALLY                              ---------------------
                                                             OWNED BEFORE                                      OWNED AFTER
                                                          THE OFFERING (1) (2)                              THE OFFERING(1) (3)
HOLDER                                                    SHARES       PERCENT       SHARES OFFERED        SHARES        PERCENT
------                                                    ------       -------       --------------        ------        -------
Altshuler Shaham Ltd.                                     25,442          *               25,442             0              *
"Bar" Keren Gmulim Ltd.                                    3,500          *                3,500             0              *
Continuing Education Fund For High School And             22,200          *               22,200             0              *
  Seminar Teachers And Inspectors Ltd.
Continuing Education Fund For Israel Electric             15,000          *               15,000             0              *
  Corporation Employees Ltd.
Continuing Education Fund For Secondary School,           14,680          *               14,680             0              *
  Seminar And College Teachers
Continuing Education Fund For Secondary School,            1,130          *                1,130             0              *
  Seminar And College Teachers Ltd. - Mishor
Continuing Education Fund For Teachers And                46,990          *               46,990             0              *
  Kindergarden Teachers Ltd.
Credit Suisse First Boston International London           30,000          *               30,000             0              *
E. Shalev Ltd.                                             7,833          *                7,833             0              *
Edinburgh Fund Management Limited                         18,500          *               18,500             0              *
Ferlim Nominees Ltd. (4)                                  36,225          *               36,225             0              *
Francheska Investments Ltd.                               14,965          *               14,965             0              *
Gadish Kranot Gmulim Ltd.                                 28,000          *               28,000             0              *
Gimul Sahar Underwriters Ltd.                              7,834          *                7,834             0              *
Gol, David                                                30,000          *               30,000             0              *
Hero Nominees Ltd. (5)                                     3,775          *                3,775             0              *
Investec Clali Trust Company Ltd. (6)                     37,411          *               37,411             0              *
Investec Bank (Mauritius) Ltd.                           150,000         1.2             150,000             0              *
Investec Bank (UK) Limited (7)                             6,750          *                6,750             0              *
Investec Bank (UK) Limited (8)                            28,060          *               28,060             0              *
Investec Clali Bank Ltd.                                   9,633          *                9,633             0              *
Jasbir Limited                                           666,667         5.5             666,667             0              *


                                       13

                                                                                                            SHARES BENEFICIALLY
                                                          SHARES BENEFICIALLY                              ---------------------
                                                             OWNED BEFORE                                      OWNED AFTER
                                                          THE OFFERING (1) (2)                              THE OFFERING(1) (3)
HOLDER                                                    SHARES       PERCENT       SHARES OFFERED        SHARES        PERCENT
------                                                    ------       -------       --------------        ------        -------
Katzir Kupat Tagmulim Upitzuim Ltd.                        3,500          *                3,500             0              *
Keren Hishtalmur Le'ovdei Harashuyot Hamekomiot            3,500          *                3,500             0              *
  Ltd.
Keren Merkazit Lepitzuyei Piturim Ltd.                     3,500          *                3,500             0              *
Keren-Or Kupat Tagmulim Leyad Bank Americai                3,500          *                3,500             0              *
  Israeli Ltd.
"Kineret" Keren Hishtalmut Ltd.                           14,000          *               14,000             0              *
Makefet Pension and Benefit Management Ltd.               10,000          *               10,000             0              *
Makefet Pension and Provident Center Ltd.                 10,000          *               10,000             0              *
Moritz & Tuchler Ltd.                                     50,000          *               50,000             0              *
Near East Opportunities Fund Limited                      40,000          *               40,000             0              *
Provident Fund of The Employees of The Hebrew             19,000          *               19,000             0              *
  University of Jerusalem
"Reuth" Keren Histalmut Ltd.                               3,500          *                3,500             0              *
Sapir, Harri                                              11,224          *               11,224             0              *
Shrem, Fudim, Kelner & Co., Ltd.                           7,482          *                7,482             0              *
Tagmulim Be Am Keren Merkazit Letagmulim Upizuuim          7,000          *                7,000             0              *
  Leyad Bank Hapoalim Ltd.
Tefahot Gemel Ltd.                                        11,100          *               11,100             0              *
Tefahot Histalmot Ltd.                                     3,700          *                3,700             0              *
Tefahot Legil Hazahav Ltd.                                 1,700          *                1,700             0              *
The Israel Aircraft Industry Worker's Provident           35,000          *               35,000             0              *
  Fund
Union Bank Provident Funds Ltd.                           10,000          *               10,000             0              *
  (Misgav + Kupat Pizuim)

----------

*        Less than 1%
(1) As used in this table, "beneficial ownership" means the sole or shared voting and investment power of ordinary shares. Unless otherwise indicated, each selling security holder listed below has sole voting and investment power with respect to the ordinary shares indicated as beneficially owned thereby. A person is deemed to have "beneficial ownership" of any ordinary shares that such person has a right to acquire within sixty days of the date of this prospectus. In accordance with Rule 13d-3 of the Exchange Act, any ordinary shares that any selling security holder has the right to acquire within sixty days of the date of this prospectus are deemed to be outstanding for the purpose of computing the beneficial ownership percentage of such selling security holder, but have not been deemed outstanding for the purpose of computing the percentage for any other selling security holder.

(2) These ordinary shares include up to an aggregate of 37,411 ordinary shares which may be acquired by the selling security holders within sixty days of the date of this prospectus upon the exercise of warrants granted by us.

(3) With respect to the selling security holders, it has been assumed that all ordinary shares so offered will be sold.

(4) These ordinary shares are held by Ferlim Nominees Ltd. as a nominee for Carr Sheppards.

(5) These ordinary shares are held by Hero Nominees Ltd. as a nominee for Carr Sheppards.
(6) These ordinary shares are held by Investec Clali Trust Company Ltd. as custodian for the following individuals/entities: Gmul Sahar Underwriters Ltd., E. Shalev Ltd., Shrem, Fudim, Kelner & Co. Ltd., Provident Fund of the employees of the Hebrew University of Jerusalem, Harri Sapir, Francheska Investments Ltd., Altshuler
         Shaham Ltd., Moritz & Tuchler Ltd., and Investec Clali Management and Underwriters Ltd.
(7) These ordinary shares are held by Investec Bank (UK) Limited as a nominee for Clareville Capital.
(8) These ordinary shares are held by Investec Bank (UK) Limited as a nominee for Mutual & Provincial Ltd.


         The information provided in the table above with respect to the selling security holders has been obtained from such selling security holders.

         Except as otherwise disclosed above or in documents incorporated herein by reference, the selling security holders have not within the past three years had any position, office or other material relationship with our company. Because the selling security holders may sell all or some portion of the ordinary shares beneficially owned by them, only an estimate (assuming the selling security holders sells all of the shares offered hereby) can be given as to the number of ordinary shares that will be beneficially owned by the selling security holders after this offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the ordinary shares beneficially owned by them, all or a portion of the ordinary shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.

                              PLAN OF DISTRIBUTION

         This prospectus covers the sale of ordinary shares by the selling security holders. As used herein, "selling security holders" include donees, pledgees, transferees or other successors in interest selling shares received from a selling security holder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale related transfer. Any distribution of any such securities by the selling security holders in interest may be effected from time to time in one or more of the following transactions:

         o to underwriters who will acquire securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may change from time to time);

         o through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq National Market or on such other market or exchange on which the securities are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

         o directly or through brokers or agents in private sales at negotiated prices;

         o through put or call options transactions relating to the ordinary shares, or through short sales of ordinary shares at market prices prevailing at the time of sale or at negotiated prices; or

         o        by any other legally available means.

         We will not receive any proceeds from the sale of the ordinary shares. The aggregate proceeds to the selling security holders from the securities offered hereby will be the offering price less applicable commissions or discounts, if any. We do not know if the selling security holders will sell any of the securities offered hereby.

         The selling security holders and such underwriters, brokers, dealers or agents, upon effecting a sale of securities, may be considered "underwriters" as that term is defined in the Securities Act. The selling security holders will be subject to the prospectus delivery requirements because the selling security holders may be deemed to be "underwriters" within meaning of Section 2(11) of the Securities Act. Sales effected through agents, brokers or dealers will ordinarily involve payment of customary brokerage commissions although some brokers or dealers may purchase such securities as agents for others or as principals for their own account. The selling security holders will pay any sales commissions or similar selling expenses applicable to the sale of ordinary shares. A portion of any proceeds of sales and discounts, commissions or other sellers' compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

         Under this prospectus, the maximum commission or discount that is allowed to be received by any NASD member or independent broker-dealer shall not be greater than eight (8) percent for the sale of any ordinary shares.

         Selling security holders also may resell all or a portion of the ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.

         Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities offered hereby may not simultaneously engage in market activities for the ordinary shares for a period of five business days prior to the commencement of such distribution. In addition, each selling security holder and any other person who participates in a distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and may affect the marketability of the securities and the ability of any person to engage in market activities for the ordinary shares.

         At the time a particular offering of securities is made, to the extent required, a prospectus supplement will be distributed which will set forth the number of securities being offered and the terms of the offering, including the purchase price or the public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for securities purchased from the selling security holders, any discounts, commissions and other items constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. In addition, we will file a supplement to this prospectus upon a selling security holder notifying us that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares.

         In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions of such exemption have been satisfied.

         We have agreed that we will bear all costs, expenses and fees in connection with the registration or qualification of the ordinary shares under federal and state securities laws. We and each selling security holder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the securities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The validity of the ordinary shares offered hereby will be passed upon for Nur Macroprinters by Shimonov Barnea & Co., special counsel, and Neta Bloch, general counsel.

                                     EXPERTS

         Kost Forer & Gabbay, a member of Ernst & Young International, independent auditors, have audited our consolidated financial statements as of December 31, 1998, and 1999 and for each of the three years in the period ended December 31, 1999 included in our annual report on Form 20-F, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Kost Forer & Gabbay's report, given on their authority as experts in accounting and auditing.

         Kost Forer & Gabbay, a member of Ernst & Young International, independent auditors, have audited the combined financial statements as of December 31, 1998, and 1999 and for each of the three years in the period ended December 31, 1999 of Salsa Digital Group, which is incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements are incorporated by reference in reliance on Kost Forer & Gabbay's report, given on their authority as experts in accounting and auditing.

         SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

================================================================================

                                    1,452,301



                             NUR MACROPRINTERS LTD.



                                 ORDINARY SHARES



                                 ---------------
                                   PROSPECTUS
                                 ---------------




                                December 22, 2000


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following are the estimated expenses expected to be incurred by NUR Macroprinters Ltd. (on behalf of itself and the selling security holders) in connection with this offering.

              NATURE OF FEES AND EXPENSES                      AMOUNT TO BE PAID
              ---------------------------                      -----------------
              SEC Registration Fee.........................         $ 4,046.75
              Legal Fees, Accounting Fees and Expenses.....          70,000.00
              Printing Expenses............................          20,000.00
              Miscellaneous................................           5,000.00
                                                                    ----------
                       Total...............................         $99,046.75
                                                                    ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to NUR Macroprinters's Articles of Association, NUR Macroprinters may indemnify its Office Holders, as defined in the Israeli Companies Law 56759-1999 (the "Israeli Companies Law") for (a) any monetary obligation imposed upon them for the benefit of a third party by a judgment, including a settlement approved by NUR Macroprinters or an arbitration decision certified by court, as a result of an act or omission of such person in his capacity as an Office Holder and (b) reasonable litigation expenses, including legal fees, incurred by such Office Holder or which he is obligated to pay, in proceedings brought against him by or on behalf of NUR Macroprinters or by others, or in connection with criminal proceedings in which he was acquitted, or in a criminal proceeding in which he was convicted of a crime that does not require proof of criminal intent, in each case relating to acts or omissions of such person in his capacity of Office Holder of NUR Macroprinters. The Israeli Companies Law defines "Office Holder" to include directors, general manager, chief business manager, deputy general manager, vice general manager, other manager directly subordinate to the general manager and any person assuming the responsibilities of the foregoing positions without regard to such person's title.


         In addition, pursuant to the Israeli Companies Law, indemnification of, and procurement of insurance coverage for, an Office Holder of NUR Macroprinters is permitted if it is authorized by NUR Macroprinters'
Articles of Association. Nur Macroprinters's Articles of Association permit such indemnification and procurement of insurance coverage. In certain circumstances, the Israeli Companies Law also requires approval of such indemnification and insurance by NUR Macroprinters' Audit Committee, Board of Directors and of NUR Macroprinters' shareholders if the indemnification and procurement of insurance coverage is for the benefit of a director. The approval of indemnification agreements and procurement of insurance for all of NUR Macroprinters's directors will require shareholder approval. In addition, the approval of indemnification and procurement of insurance for certain directors who may be deemed to hold 25% or more of the share capital of NUR Macroprinters requires the consent of disinterested shareholders subject and pursuant to the Israeli Companies Law.

         Nur Macroprinters has purchased directors' and officers' liability insurance policy insuring its Office Holders with respect to those matters permitted by the Israeli Companies Law.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER            NAME
------            ----

     3.1 Memorandum of Association of the Registrant, in Hebrew with a translation to English (1)

     3.2          Amended Articles of Association of the Registrant (2)

     3.3          Certificate of Name Change (3)

     3.4          Amended and Restated Articles of Association of the
                  Registrant

     4.1          Specimen Certificate for Ordinary Shares (1)

     4.2          Representative's Warrant Agreement dated October 12, 1995 (1)

     4.3          Form of Representative's Warrant Certificate (1)

     4.4          Forms of Placement Agent's Warrant Agreement and
                  Certificate (4)

     4.5 Forms of Qualified Independent Underwriter's Warrant Agreement and Certificate (4)

     4.6          Warrant Agreement among Nur Macroprinters Ltd., Dovrat & Co.
                  Ltd. and Isal Amlat Investment (1993) Ltd. and Warrant Certificate (2)

     5.1          Opinion of Shimonov Barnea & Co., special counsel


     5.2          Opinion of Neta Bloch, general counsel


     23.1         Consent of Krost Forer & Gabbay (5)

     23.2         Consent of Shimonov Barnea & Co. (included in Exhibit 5.1)

     23.3         Consent of Neta Bloch (included in Exhibit 5.2)


     24.1         Power of Attorney (5)


----------
(1) Previously filed with the Commission on July 25, 1995 as part of Nur Macroprinters' Registration Statement (File No. 33-93160) on Form F-1 and incorporated by reference herein.
(2) Previously filed with the Commission on December 10, 1999 as part of Registration Statement 333-92493 on Form F-3.
(3) Previously filed with the Commission on January 7, 1998 as part of Nur Macroprinters' Report on Form 6-K and incorporated by reference herein.

(4) Previously filed with the Commission on February 23, 1999 as part of Nur Macroprinters' Amendment No. 1 to Form F-1 on Form F-1/A (File No. 333-66103) and incorporated by reference herein.


(5) Previously filed with the initial filing of the Registration Statement on October 12, 2000.

ITEM 17.  UNDERTAKINGS

         (a) The undersigned NUR Macroprinters hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) to include any prospectus required by Section
10(a)(3) of the Securities Act;

                           (ii) to reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set for the in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) to include any material information with
respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or provided to the Commission by NUR Macroprinters pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that Nur Macroprinters includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or

Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the commission by Nur Macroprinters pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (b) The undersigned NUR Macroprinters hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of NUR Macroprinters's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of NUR Macroprinters pursuant to the foregoing provisions, or otherwise, NUR Macroprinters has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by NUR Macroprinters of expenses incurred or paid by a director, officer or controlling person of NUR Macroprinters in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, NUR Macroprinters will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Nur Macroprinters Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The State of Israel, on December 22, 2000.


                                       NUR MACROPRINTERS LTD.


                                       By: /s/ EREZ SHACHAR
                                           -------------------------------------
                                           Erez Shachar
                                           President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


           SIGNATURE              TITLE OF CAPACITIES                  DATE
           ---------              -------------------                  ----

 /s/ DAN PURJES*             Chairman of the Board of Directors     December 22, 2000
------------------------
Dan Purjes


 /s/ EREZ SHACHAR            President and Chief Executive Officer  December 22, 2000
------------------------     and Director
Erez Shachar


 /s/ HILEL KREMER*           Chief Financial Officer and Secretary  December 22, 2000
------------------------
Hilel Kremer


 /s/ ROBERT F. HUSSEY*                     Director                 December 22, 2000
------------------------
Robert F. Hussey


 /s/ HUGO CHAUFAN*                         Director                 December 22, 2000
------------------------
Hugo Chaufan


*By /s/ EREZ SHACHAR
   ------------------------
   Erez Shachar, by power of attorney


                                  EXHIBIT INDEX

EXHIBIT
NUMBER            NAME
------            ----

     3.1 Memorandum of Association of the Registrant, in Hebrew with a translation to English. (1)

     3.2          Amended Articles of Association of the Registrant (2)

     3.3          Certificate of Name Change (3)

     3.4          Amended and Restated Articles of Association of the
                  Registrant

     4.1          Specimen Certificate for Ordinary Shares (1)

     4.2          Representative's Warrant Agreement dated October 12, 1995 (1)

     4.3          Form of Representative's Warrant Certificate (1)

     4.4          Forms of Placement Agent's Warrant Agreement and
                  Certificate (4)

     4.5 Forms of Qualified Independent Underwriter's Warrant Agreement and Certificate (4)

     4.6          Warrant Agreement among Nur Macroprinters Ltd., Dovrat & Co.
                  Ltd. and Isal Amlat Investment (1993) Ltd. and Warrant Certificate (2)

     5.1          Opinion of Shimonov Barnea & Co., special counsel


     5.2          Opinion of Neta Bloch, general counsel


     23.1         Consent of Krost Forer & Gabbay (5)

     23.2         Consent of Shimonov Barnea & Co. (included in Exhibit 5.1)

     23.3         Consent of Neta Bloch (included in Exhibit 5.2)


     24.1         Power of Attorney (5)


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(1)      Previously filed with the Commission on July 25, 1995 as part of Nur
         Macroprinters' Registration Statement (File No. 33-93160) on Form F-1 and incorporated by reference herein.
(2) Previously filed with the Commission on December 10, 1999 as part of Registration Statement 333-92493 on Form F-3.
(3) Previously filed with the Commission on January 7, 1998 as part of Nur Macroprinters' Report on Form 6-K and incorporated by reference herein.
(4) Previously filed with the Commission on February 23, 1999 as part of Nur Macroprinters' Amendment No. 1 to Form F-1 on Form F-1/A (File
         No. 333-66103) and incorporated by reference herein.

(5) Previously filed with the initial filing of the Registration Statement on October 12, 2000.